PROMISSORY NOTE

$763,000.00

Bellows Falls, Vermont
September 24, 2008

FOR VALUE RECEIVED, the undersigned, NEC-EPS Holding, LLC, a Delaware limited liability company ("NEC-EPS Holding"), Lynn Energy Center, LLC, a Delaware limited liability company ("Lynn Energy"), Franklin Energy Center, LLC, a Delaware limited liability company ("Franklin Energy"), and COI Energy Center, LLC, a Delaware limited liability company ("COI Energy"), each with an address c/o EPS Corp., 150 Paularino Avenue, Suite A120, Costa Mesa, CA 92626 (collectively, the "Borrowers"), hereby jointly and severally promise to pay to the order of TD Bank, N.A., a national banking association (the "Lender"), at its office in 2 Church Street, P.O. Box 689, Bellows Falls 05101, Vermont, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Seven Hundred Sixty Three Thousand and 00/100 Dollars ($763,000.00), or, if less, the outstanding balance of all advances made under this promissory note (this "Note"), together with interest and charges under this Note and the Loan Agreement (the "Indebtedness").

This Note is being issued by the Borrowers pursuant to the Closing Agreement of even date herewith (the "Closing Agreement"), and the Loan Agreement by and among the Lender and the Borrowers dated as of April 15, 2005, as amended (including, without limitation, by the Amendment Agreement of even date herewith) (the "Loan Agreement"). This Note shall constitute additional indebtedness under the Loan Agreement and the Indebtedness under this Note shall, in all respects, be treated as Indebtedness arising under the Loan Agreement.

Capitalized terms used in this Note, but not otherwise defined herein, shall have the meanings set forth in the Loan Agreement, as amended.

1. Payments. Amounts outstanding under this Note shall be payable as follows:

a. On the 28th day of each month from the date hereof through and including December 28, 2008, Borrowers shall pay interest on the aggregate outstanding principal balance accrued through the date of payment.

b. On the 28th day of each month, beginning on January 28, 2009 and continuing through and including the Maturity Date, Borrowers shall pay a fixed amount of principal plus accrued interest in accordance with the Amortization Schedule attached hereto as Exhibit A.

c. Subject to the terms and conditions of this Note, the entire outstanding principal balance, together with any and all accrued, but unpaid, interest and other charges thereon, shall be due on the ten-year anniversary of the Conversion Date, which is July 28, 2017 (the "Maturity Date"), if not paid sooner.

d. All payments and prepayments provided for under this Agreement shall be made in lawful currency of the United States of America in immediately available funds,

without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments.

2. Interest Rate. Amounts outstanding under this Note shall accrue interest in accordance with this provision, subject to provisions of this Note relating to the default rate of interest set forth herein.

a. LIBOR Interest Rate Calculation. Subject to provisions of this Note relating to the imposition of a Substitute Rate, the outstanding principal balance of this Note shall bear interest at an adjustable annual rate equal to the LIBOR Rate plus two percent (2.00%). Such adjustments shall become effective on the 28th day of each month. Lender shall not be required to notify Borrower of adjustments in said interest rate. Interest accruing by reference to the LIBOR Rate shall be calculated on the basis of actual days elapsed and a 360-day year.

b. Definitions. The following capitalized term shall have the meanings given below:

"*Adjustment Date*" shall mean the date upon which a scheduled payment of principal and/or interest is due hereunder.

"*Base Rate*" shall mean the per annum rate of interest published from time to time by The Wall Street Journal as the Prime Rate, it being understood that such rate is a reference rate and not necessarily the lowest rate of interest charged by the Lender. The Borrowers acknowledge that the Lender may make loans to its customers above, at or below the Prime Rate. Interest accruing by reference to the Prime Rate shall be calculated on the basis of actual days elapsed and a 360-day year.

"*Base Rate Loan*" means the Loan for the period(s) when the rate of interest applicable to the Loan is calculated by reference to the Base Rate.

"*Business Day*" means:

(i) any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City;

(ii) when such term is used to describe a day on which a payment or prepayment is to be made in respect of the Loan, any day which is: (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (ii) a London Banking Day; and

(iii) when such term is used to describe a day on which an interest rate determination is to be made in respect of the Loan, any day which is a London Banking Day.

"*Following Business Day Convention*" means the convention for adjusting any relevant date that would otherwise fall on a day that is not a Business Day so that the date will be the first following day that is a Business Day.

"*Funding Date*" means the 24th day of September, 2008.

"*Hedging Contracts*" means, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between the Borrowers and the Lender pursuant to the Loan Agreement or otherwise and designed to protect the Borrowers against fluctuations in interest rates or currency exchange rates.

"*Hedging Obligations*" means, with respect to the Borrowers, all liabilities of the Borrowers to the Lender under Hedging Contracts.

"*LIBOR Rate Loan*" means any loan or advance the rate of interest applicable to which is based upon the LIBOR Rate.

"*London Banking Day*" means a day on which dealings in US dollar deposits are transacted in the London interbank market.

"*LIBOR Rate*" means the rate for deposits in U.S. Dollars for a period equal to one month, as such rate appears on Telerate Page 3750 as of 11:00 AM, London time, on the day that is two Business Days prior to the Adjustment Date. If such rate does not appear on Telerate Page 3750 on such date, the rate for that Adjustment Date will be the arithmetic mean of the rates quoted by major banks in London, selected by Banknorth, N.A., for the one month period immediately prior to the date, as of 11:00 AM, London time, that is two Business Days prior to the Adjustment Date.

"*Telerate Page 3750*" means the display designated as "Page 3750" on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar Deposits).

c. Hedging Contracts. Pursuant to the provisions of the Loan Agreement, Borrowers shall hedge Borrowers' interest rate exposure by entering into Hedging Contracts with the Lender. All Hedging Contracts shall be subject to usual and customary terms and conditions for such transactions.

d. Prepayment. This Note may be prepaid upon the terms and conditions set forth herein. Borrowers shall give Lender, no later than 10:00 a.m., New York City time, at least four (4) Business Days notice of any proposed prepayment of this Note, specifying the proposed date of payment, and the principal amount to be paid. For LIBOR Rate Loans in connection with which Borrowers have or may incur Hedging Obligations, additional obligations may be associated with prepayment, in accordance with the terms and conditions of the applicable Hedging Contracts.

3. Additional Provisions Related to Interest Rate Selection.

a. Substitution of Base Rate. If Lender shall determine (which determination shall be conclusive and binding on Borrowers) that:

(i) the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline (whether or not having the force of law), makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for Lender to make, continue or maintain any LIBOR Rate Loan, the obligation of Lender to make, continue or maintain the LIBOR Rate Loan shall, upon such determination, forthwith be suspended until Lender shall notify Borrowers that the circumstances causing such suspension no longer exist, and the LIBOR Rate Loan shall automatically convert into a Base Rate Loan at the next Adjustment Date, or

(ii) by reason of circumstances affecting the Lender or otherwise, adequate means do not exist for ascertaining the LIBOR Rate applicable hereunder,

then, upon notice from Lender to Borrowers, the obligations of Lender to make or continue the Loan hereunder as, or to convert the Loan into, a LIBOR Rate Loan shall forthwith be suspended until Lender shall notify Borrowers that the circumstances causing such suspension no longer exist and the LIBOR Rate Loan shall automatically convert into a Base Rate Loan at the next Adjustment Date.

b. Indemnities. Borrowers agree to reimburse Lender (without duplication) for any increase in the cost to Lender, or reduction in the amount of any sum receivable by Lender, in respect, or as a result of:

(i) any conversion of the principal amount of a LIBOR Rate Loan on a date other than on an Adjustment Date; or

(ii) any costs associated with marking to market any Hedging Obligations that (in the reasonable determination of Lender) are required to be terminated as a result of any conversion, repayment or prepayment of the principal amount of a LIBOR Rate Loan on a date other than the applicable Adjustment Date.

Lender shall promptly notify Borrowers in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate Lender for such increased cost or reduced amount. Such additional amounts shall be payable by Borrowers to Lender within five days of their receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on Borrowers. Borrowers understand, agree and acknowledge the following: (x) Lender does not have any obligation to purchase, sell and/or match funds in connection with the use of the LIBOR Rate as a basis for calculating the rate of interest

on the LIBOR Rate Loan, (y) the LIBOR Rate may be used merely as a reference in determining such rate, and (z) Borrowers have accepted the LIBOR Rate as a reasonable and fair basis for calculating the rate of interest hereunder and on other principal amounts that may become due under the Loan Agreement or related documents.

c. Increased Costs. If on or after the date hereof the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i) shall subject Lender to any tax, duty or other charge with respect to the LIBOR Rate Loan or its obligation to make the LIBOR Rate Loan, or shall change the basis of taxation of payments to Lender of the principal of or interest on the LIBOR Rate Loan or any other amounts due under this agreement in respect of the LIBOR Rate Loan or its obligation to make the LIBOR Rate Loan (except for the introduction of, or change in the rate of, tax on the overall net income of Lender or franchise taxes, imposed by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which Lender is organized or in which Lender's principal executive office is located); or

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, Lender or shall impose on Lender or on the London interbank market any other condition affecting the LIBOR Rate Loan or its obligation to make the LIBOR Rate Loan;

and the result of any of the foregoing is to increase the cost to Lender of making or maintaining the Loan as a LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by Lender under this agreement with respect thereto, by an amount deemed by Lender to be material, then, within 15 days after demand by Lender, Borrowers shall pay to Lender such additional amount or amounts as will compensate Lender for such increased cost or reduction.

d. Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by Lender, or person controlling Lender, and Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling person's capital as a consequence of its commitments or the Loan made by Lender is reduced to a level below that which Lender or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any

such case upon notice from time to time by Lender to Borrowers, Borrowers shall immediately pay directly to Lender additional amounts sufficient to compensate Lender or such controlling person for such reduction in rate of return. A statement of Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on Borrowers. In determining such amount, Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

4. Waivers; Joint and Several Obligation. Presentment for payment, protest, notice of protest, demand, and notice of non-payment are hereby waived by all makers, sureties, guarantors and endorsers. This Note shall be the joint and several obligation of all makers, sureties, guarantors and endorsers, and shall be binding upon them and their successors and assigns.

5. Events of Default. Any one or more of the following shall constitute an "Event of Default" under this Note: (a) the failure by a Borrower to pay when due any amount due under this Note, the Closing Agreement, the Loan Agreement, or any other Loan Document; (b) any other Event of Default under the Loan Agreement; and (c) any default under any of the Security Documents (as hereinafter defined) which continues beyond the applicable cure period.

6. Remedies. Upon any Event of Default, all Indebtedness under this Note together with all other Obligations (as such term is defined in the Loan Agreement) shall, at the option of the holder hereof, at once become due and payable without further demand or notice. Interest shall continue to be charged on the unpaid principal plus accrued interest after such Event of Default at the rate otherwise applicable under this Note, plus four percent (4%) per annum, all at the option of the Lender, until the Indebtedness is paid in full. Failure to exercise any rights or remedies hereunder shall not constitute a waiver of such right in the event of a subsequent default. All rights and remedies of Lender are cumulative, and no such right or remedy shall be exclusive of any other right or remedy. No single, partial or delayed exercise by Lender of any right or remedy shall preclude exercise by Lender at any time at its sole option of the same or any other right or remedy of Lender without notice.

7. Security. The indebtedness evidenced by this Note and any renewals or extensions thereof, any and all Hedging Obligations, and any other obligations of Borrowers to Lender, are secured by the Security Agreements, the Hedging Contracts, the Pledge Agreement, the Assignment of Permits and Approvals, the Assignment of Project Documents and any other security agreements, pledge agreements, mortgages, deeds of trust, assignments or other instruments delivered as security in connection with the Loan Agreement dated April 15, 2005, and any security agreements, pledge agreements, mortgages, deeds of trust, assignments or other instruments entered into subsequently as additional security for the Loan or this Note (collectively, the "Security Documents"). Each Borrower consents and agrees that all of the terms, conditions and covenants in the Security Documents including, but not limited to, events of default and the Lender's rights as to acceleration of the indebtedness evidenced by this Note, are incorporated herein by reference and made a part hereof. Any default under any other note or obligation of any Borrower to Lender, whether now existing or hereafter arising, shall constitute a default hereunder.

8. Setoff. Upon the occurrence and during the continuance of any Event of Default, Lender may charge any account of Borrowers, including without limitation, any deposit account, any reserve account, and any account subject to a Blocked Account Agreement, the amount of any overdue payments of interest, principal and other sums due, from time to time (including the amount due upon an acceleration of the Loan) under this Promissory Note, the Loan Agreement or any of the other Loan Documents, any sums due under the Hedging Contracts, and any other sums Borrowers are obligated to pay or reimburse to Lender pursuant to the Loan Documents or otherwise, and Lender will thereafter notify Borrowers of the amount so charged.

9. Costs of Collection. The Borrowers hereby agree to pay all reasonable costs of collection, including reasonable attorneys' fees and legal expenses, in the event this Note is not paid when due, whether or not legal proceedings are commenced.

10. Maximum Permitted Rate of Interest. All provisions of this Note and any other agreements between Borrowers and the Lender are expressly subject to the condition that in no event, whether by reason of acceleration of maturity of the Indebtedness evidenced by this Note or otherwise, shall the amount paid or agreed to be paid to the Lender which is deemed interest under applicable law exceed the maximum permitted rate of interest under applicable law (the "Maximum Permitted Rate"), which shall mean the law in effect on the date of this Note, except that if there is a change in such law which results in a higher Maximum Permitted Rate, then this Note shall be governed by such amended law from and after its effective date. In the event that fulfillment of any provision of this Note, or the Loan Agreement or any document, instrument or agreement providing security for this Note results in the rate of interest charged hereunder being in excess of the Maximum Permitted Rate, the obligation to be fulfilled shall automatically be reduced to eliminate such excess. If, notwithstanding the foregoing, the Lender receives an amount which under applicable law would cause the interest rate hereunder to exceed the Maximum Permitted Rate, the portion thereof which would be excessive shall automatically be deemed a prepayment of and be applied to the unpaid principal balance of this Note to the extent of then outstanding loan and not a payment of interest and to the extent said excessive portion exceeds the outstanding principal amount of the loan, said excessive portion shall be repaid to the Borrowers.

11. Miscellaneous.

a. Waiver; Amendment. No delay or omission on the part of the Lender in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note, the Loan Agreement or any of the Security Documents. No waiver of any right or amendment to this Note shall be effective unless in writing and signed by the Lender, nor shall a waiver on one occasion be construed as a bar to a waiver of any such right on any future occasion. Without limiting the generality of the foregoing, the acceptance by the Lender of any late payment shall not be deemed to be a waiver of any Event of Default arising as a consequence thereof. No course of dealing or other conduct, no oral agreement or representation made by Lender or usage of trade shall operate as a waiver of any right or remedy of Lender.

b. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of Vermont without regard to its principles of conflict of laws.

c. Severability; Authorization to Complete; Paragraph Headings. Each provision of this Note shall be interpreted as consistent with existing law and shall be deemed amended to the extent necessary to comply with any conflicting law. If any provision nevertheless is held invalid, the other provisions shall remain in effect. Paragraph headings are for the convenience of reference only, and are not a part of this Note and shall not affect its interpretation.

d. Certain References. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person, persons, entity or entities may require. The terms "herein", "hereof" and "hereunder" or similar terms used in this Note refer to this entire Note and not only to the particular provision in which the term is used.

e. Assignments. Neither this Note nor the proceeds hereof shall be assignable by any Borrower without the Lender's prior written consent, and any attempted assignment without the Lender's prior written consent shall create an Event of Default under this Note. This Note, the Loan Agreement, the Security Documents, and all other documents and instruments executed in connection herewith may be assigned, in whole or in part, by the Lender and its successors and assigns and shall inure to the benefit of Lender and its successors and assigns. No Borrower's consent shall be required for any such assignment. This Note, the Loan Agreement, the Security Documents, and all other documents and instruments executed in connection herewith shall be binding upon Borrowers, their successors and assigns.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Promissory Note as of the date set forth above.

Witnessed by:

BORROWERS:

NEC-EPS HOLDING, LLC

By: ______________________
Name: Jay Zoellner
Title: President

LYNN ENERGY CENTER, LLC

By: ______________________
Name: Jay Zoellner
Title: President

FRANKLIN ENERGY CENTER, LLC

By: ______________________
Name: Jay Zoellner
Title: President

COI ENERGY CENTER, LLC

By: ______________________
Name: Jay Zoellner
Title: President

(Signature Page to $763,000 Promissory Note dated September 24, 2008)